Exhibit 99.1

PRESS RELEASE

InfoSonics Reports Second Quarter 2012 Results

Record Gross Profit Margin

SAN DIEGO, August 14, 2012 – InfoSonics Corporation (NASDAQ: IFON), a provider of wireless handset solutions serving Latin America, Europe, Africa and Asia Pacific, today announced results for its second quarter ended June 30, 2012.

“We are pleased to report growth in revenue over the prior year and a record quarterly gross profit margin, despite having a small loss for the quarter,” said Joseph Ram, president and CEO of InfoSonics. “Sales of our verykool® products in the second quarter of 2012 almost doubled in comparison to the same quarter of the prior year. This reflects an 81% increase in sales to customers in Latin America compared to the prior year, as well as incremental sales of private label OEM products to customers in Europe and Asia.”

Commenting further on the results, Mr. Ram noted, “This was a milestone quarter for us because it was the first full quarter after exiting the distribution business. Our business is now comprised almost entirely of our own verykool® products and we were able to report 28% year-over-year revenue growth, despite the absence of distribution sales. We shipped 145% more handsets this quarter compared to the prior year quarter as we expanded our distribution channels and introduced more entry level products into our portfolio. The higher sales mix of entry level phones resulted in a 19% decrease in the average selling price of our handsets compared to the prior year. Our focus on our own verykool® products and exit from the low-margin distribution business had a dramatic impact on our gross profit margin percentage, which rose to a record 25.3% compared to 14.3% in the same quarter last year. On the other hand, operating expenses increased due in large part to a $225,000 addition to our bad debt reserve. We have also strategically added resources to expand our geographic market reach and our development capabilities, which we hope will benefit future quarters and which we think is necessary to maintain revenue growth in these challenging global economic times.”

InfoSonics reported net sales for the second quarter of 2012 of $8.1 million, which represents a 28% increase over $6.3 million for the second quarter of 2011. Gross profit in the second quarter of 2012 was $2.1 million, a 128% increase over $903,000 in the 2011 second quarter. Operating expenses in the second quarter of 2012 were $2.4 million, an increase of 42% compared to $1.7 million in the 2011 second quarter. This reflects a 47% increase in SG&A expenses primarily attributable to an increase in bad debt reserves, increases in personnel, commissions on higher sales volume and increased marketing and travel expenses. In addition, R&D expenses rose by 26% primarily as a result of expansion of the Company’s development team. The net loss for the second quarter of 2012 was $265,000, or $0.02 per share, compared to a net loss of $822,000, or $0.06 per share, in the second quarter of 2011.

At June 30, 2012, the Company had $11.5 million in cash, restricted cash and cash equivalents, $18.4 million of net working capital and no outstanding indebtedness. Cash balances declined by $3.8 million compared to the March 31, 2012 balances as inventories and inventory deposits were built up in preparation for anticipated customer shipments in the coming quarter and obligations to suppliers were paid down.

About InfoSonics Corporation

InfoSonics is a provider of wireless handsets and related products to OEMs, carriers and distributors in Latin America, Europe, Africa and Asia Pacific. The Company designs, develops, manufactures, markets, sells and provides after-sales support for its own proprietary line of products under the verykool® and other private label brands. Additional information can be found on our corporate website at www.infosonics.com and www.verykool.net.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, without limitation: (1) intense competition internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) the ability of the Company’s R&D group to develop new verykool® handsets and successfully introduce them into new emerging markets; (3) extended general economic downturn in world markets; (4) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (5) the ability of the Company to maintain and improve its gross margins despite intense competition; (6) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, including, without limitation, the imposition, creation, increase or modification of tariffs, taxes, duties, levies and other charges and other related risks of our international operations which could significantly increase selling prices of our products to our customers and end-users; (7) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (8) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (9) significant changes in supplier terms and relationships, disruptions in production at contract manufacturers or shortages in product supply; (10) loss of business from one or more significant customers; (11) customer and geographical accounts receivable concentration risk and other related risks; (12) rapid product improvement and technological change resulting in inventory obsolescence; (13) uncertain political and economic conditions internationally, including terrorist or military actions; (14) the loss of a key executive officer or other key employees and the integration of new employees; (15) changes in consumer demand for multimedia wireless handset products and features; (16) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (17) seasonal buying patterns; (18) the resolution of any litigation for or against the Company; (19) the ability of the Company to have access to adequate capital to fund its operations; and (20) the ability of the Company to generate taxable income in future periods. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Contact:

Vernon A. LoForti

Chief Financial Officer

vern.loforti@infosonics.com

858-373-1675

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InfoSonics Corporation

Consolidated Statements of Operations and Comprehensive Loss

(Amounts in thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net sales	$8,111	$6,318	$20,469	$15,787
Cost of sales	6,056	5,415	16,158	14,072

Gross profit	2,055	903	4,311	1,715

Operating expenses:
Selling, general and administrative	1,874	1,276	3,458	2,710
Research and development	496	394	996	751

	2,370	1,670	4,454	3,461

Operating loss from continuing operations	(315)	(767)	(143)	(1,746)
Other income (expense):
Other income (expense)	—	—	(65)	28
Interest, net	50	—	50	11

Loss from continuing operations before provision for income taxes	(265)	(767)	(158)	(1,707)
Provision for income taxes	—	—	(2)	(2)

Loss from continuing operations	(265)	(767)	(160)	(1,709)
Loss from discontinued operations, net of tax	—	(55)	—	(7)

Net loss	$(265)	$(822)	$(160)	$(1,716)

Net loss per share (basic and diluted):
Continuing operations	$(0.02)	$(0.06)	$(0.01)	$(0.12)
Discontinued operations	—	—	—	—

Net loss	$(0.02)	$(0.06)	$(0.01)	$(0.12)

Basic and diluted weighted-average number of common shares outstanding	14,184	14,184	14,184	14,184
Comprehensive loss:
Net loss	$(265)	$(822)	$(160)	$(1,716)
Foreign currency translations adjustments	(19)	48	43	52

Comprehensive loss	$(284)	$(774)	$(117)	$(1,664)

InfoSonics Corporation

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	June 30, 2012	December 31, 2011
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$10,499	$11,422
Restricted cash	1,001	1,000
Trade accounts receivable, net of allowance for doubtful accounts of $322 and $97, respectively	6,883	8,610
Other accounts receivable	99	76
Inventory	3,933	2,238
Prepaid assets	2,268	2,485

Total current assets	24,683	25,831
Property and equipment, net	267	311
Other assets	315	69

Total assets	$25,265	$26,211

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,315	$2,506
Accrued expenses	3,964	4,719

Total current liabilities	6,279	7,225

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized (no shares issued and outstanding)	—	—
Common stock, $0.001 par value, 40,000 shares authorized, 14,184 shares issued and outstanding as of June 30, 2012 and December 31, 2011	14	14
Additional paid-in capital	32,168	32,051
Accumulated other comprehensive loss	(74)	(117)
Accumulated deficit	(13,122)	(12,962)

Total stockholders’ equity	18,986	18,986

Total liabilities and stockholders’ equity	$25,265	$26,211

InfoSonics Corporation

Consolidated Statements of Cash Flows

(Amounts in thousands)

(unaudited)

	For the Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(160)	$(1,716)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	131	95
Loss on disposal of fixed assets	57	12
Provision for bad debts	225	—
Provision for (recovery of) obsolete inventory	25	(23)
Stock-based compensation expense	117	85
(Increase) decrease in:
Trade accounts receivable	1,502	6,179
Other accounts receivable	(23)	515
Inventory	(1,720)	43
Prepaids	217	(729)
Other assets	(246)	12
Decrease in:
Accounts payable	(191)	(3,000)
Accrued expenses	(755)	(161)

Cash provided by (used in) continuing operations	(821)	1,312
Cash provided by discontinued operations	—	601

Net cash provided by (used in) operating activities	(821)	1,913

Cash flows from investing activities:
Purchase of property and equipment	(144)	(120)
Sale of property and equipment	—	6
Increase in restricted cash	(1)	—

Net cash used in investing activities	(145)	(114)

Effect of exchange rate changes on cash	43	52

Net increase (decrease) in cash and cash equivalents	(923)	1,851
Cash and cash equivalents, beginning of period	11,422	12,484

Cash and cash equivalents, end of period	$10,499	$14,335

Cash paid for interest	$—	$—
Cash paid for taxes	—	—